Exhibit 99.1

Our ref: RT/2024/SGL/010108

Date: 19 February 2025

SAGTEC Global Limited	By Email
No. 43-2, Jalan Besar Kepong
Pekan Kepong
52100 Kuala Lumpur
Malaysia

Dear Sirs,

RE: LEGAL OPINION ON MALAYSIAN LAW

We refer to the above matter and the proposed offering and listing of the ordinary shares (of no par-value) (hereinafter referred to as “Ordinary Shares”) of Sagtec Global Limited (hereinafter referred to as “Company”) on the Nasdaq Capital Market (hereinafter referred to as “NASDAQ”).

1.	Background

1.1	Our firm is registered with the Malaysian Bar. Our lawyer is admitted to the High Court of Malaya and is a qualified Malaysian law practitioner. We have been requested to issue this legal opinion (hereinafter referred to as “Opinion”) in our capacity as Malaysian legal advisor to the Company, a company incorporated under the laws of British Virgin Islands pursuant to the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands, in connection to the proposed initial public offering (hereinafter referred to as “Offering”) of the Ordinary Shares of the Company and the proposed listing of the Ordinary Shares on the NASDAQ (hereinafter referred to as “Listing”).

1.2	This Opinion is given to the Company solely for its benefit in respect to (a) the Offering, as further described in the Company’s registration statement on Form F-1, including all amendments and/or supplements thereto (hereinafter referred to as “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering, and (b) the Listing.

2.	Scope of Legal Opinion

2.1	This Opinion is only about the laws of general application in Malaysia as at the date hereof, and is given on the basis that the Opinion will be governed by and construed in accordance with the laws and regulations of Malaysia.

2.2	We have made no investigation of, and do not express or imply any views on, the laws of any country other than Malaysia or on matters which are not related to the legal matters in Malaysia.

HL TAN LIM & PARTNERS | Advocates & Solicitors

B-5-8 Plaza Mont Kiara Mont Kiara 50480 Kuala Lumpur

T +603 2788 3602 | F +603 2788 3603

www.hltlpartners.com

| capital markets | mergers & acquisitions | corporate commercial | banking & finance | real estate | private clients |

2.3	Without prejudice to the foregoing:

(a)	We express no opinion on the following:

(i)	Any taxation laws of any jurisdiction (including Malaysia) including without limitation, any stamp duty and withholding taxes matters;

(ii)	The effect of any systems of law (other than Malaysian law) even in cases where, under Malaysian law, any foreign law should be applied, and we assume that any applicable law (other than Malaysian law) would not affect or qualify the opinion as set out below; and

(iii)	Any matters of fact, accounting and/or commercial matters.

(b)	This Opinion is valid as of the date hereof, and we assume no obligation to update this Opinion or to inform any person of any changes of law or other related matters (including matters of fact) coming to our knowledge and occurring after the date hereof, which may, affect this Opinion in any way.

3.	Opinion

Considering the information provided earlier and with the stipulated qualifications herein, we hold the opinion that:

The statements found in the Registration Statement under the headings ‘Risks Factors’, ‘Enforceability of Civil Liabilities’, ‘Business’ and ‘Regulatory Environment’, specifically those pertaining to Malaysian laws or proceedings, insofar and to the extent that they constitute a summary or description of the laws or regulations of Malaysia, are affirmed to be wholly accurate and effectively convey and condense the relevant Malaysian laws and proceedings referred to therein without any material omissions that could render them misleading. The disclosures featuring our viewpoints in the Registration Statement under the sections ‘Enforceability of Civil Liabilities’ and ‘Regulations’ are indeed expressions of our professional opinions.

4.	Qualifications

Our opinion is subject to the following qualifications:

a)	We have based our judgment on the accuracy, completeness, and truthfulness of the documents, factual statements or representations provided to us by any director, officer, or representative of Sagtec Group Sdn Bhd and CL Technologies (International) Sdn Bhd (hereinafter referred to as “Malaysian Subsidiaries”) as well as by the Company, including their consultants, advisors and service providers. These statements may have been conveyed orally or in writing and pertain to matters concerning both the Company and the Malaysian Subsidiaries;

b)	This Opinion is strictly limited to the matters expressly stated herein and does not extend by implication to any other issues in connection with the Registration Statement, the Offering and/or the Listing;

c)	We have not investigated or verified the representations and factual statements (including any statements of foreign law), if any, or the reasonableness of any statements of opinion or intention, made in the documents referenced in this Opinion and have not made any attempt to determine if any of such representations or factual statements are complete, true or accurate.

d)	In addition, we are not responsible for investigating or verifying whether any material fact has been omitted from such documents; and

All statements or opinions made or reports contained herein are of a general nature only and current only as at the date of this Opinion. They do not purport and are not intended to be a substitute for specific professional advice.

HL TAN LIM & PARTNERS | Advocates & Solicitors

B-5-8 Plaza Mont Kiara Mont Kiara 50480 Kuala Lumpur

T +603 2788 3602 | F +603 2788 3603

www.hltlpartners.com

| capital markets | mergers & acquisitions | corporate commercial | banking & finance | real estate | private clients |

5.	Purposes

This Opinion is specifically intended for the Company’s exclusive benefit and is applicable solely in the context of the Offering. This Opinion:

a)	Shall not be relied upon or utilised by any other individual and/or entity for any purpose beyond what is outlined in paragraph 7 below; and

b)	Shall not be disclosed to any person, except the Company’s affiliates and/or legal advisors. It should not be quoted or referenced in any public document, submitted to any government, regulatory agency, stock exchange, or any other individual without our explicit prior written consent, except as outlined in paragraph 7 below.

6.	Liability

6.1	For the avoidance of doubt, it is essential to clarify that this Opinion should not be used and/or relied upon by anyone apart from the Company. We do not assume any responsibility and/or liability towards any other individual and/or entity, even if the Company has shared a copy of our Opinion with another person, as long as it was done without our prior written consent.

6.2	Nevertheless, subject to the constraints imposed by applicable laws and regulations, the Company is permitted to rely on this Opinion under the condition that our total aggregate liability concerning the matters discussed in this Opinion is restricted to the total net fees we received in connection with the Listing.

7.	Consent

We hereby consent to the utilisation of this Opinion in the Registration Statement, and we also authorise its filing as an exhibit therein. In addition, we consent to the inclusion of references to our name within the said Registration of Statement.

Yours sincerely,

/S/ HL Tan Lim & Partners

HL Tan Lim & Partners

HL TAN LIM & PARTNERS | Advocates & Solicitors

B-5-8 Plaza Mont Kiara Mont Kiara 50480 Kuala Lumpur

T +603 2788 3602 | F +603 2788 3603

www.hltlpartners.com

| capital markets | mergers & acquisitions | corporate commercial | banking & finance | real estate | private clients |

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